Exhibit 99.1

DAVIDsTEA Inc. Names Isabelle Grise Chief Marketing and Merchandising Officer

MONTREAL, CANADA. (September 9, 2015) — DAVIDsTEA Inc. (Nasdaq: DTEA) today announced that Isabelle Grise has joined the Company in the newly created position of Chief Marketing and Merchandising Officer, effective today.  In this role, she will be responsible for the vision, leadership, strategic direction and implementation of DAVIDsTEA merchandising and marketing efforts, reporting to Sylvain Toutant, President and Chief Executive Officer.

Sylvain Toutant, President and Chief Executive Officer, stated, “We are excited to welcome Isabelle to our senior leadership team. Her marketing acumen and merchandising expertise will be valuable as we focus on our retail and e-commerce expansion strategies, drawing new customers to DAVIDsTEA and strengthening our connection with our existing customers. In addition, Isabelle’s discipline and focus on strategic processes will complement the skills of our talented and dynamic merchant team as we develop multi-channel go-to-market strategies to build our brand and customer loyalty.”

Ms. Grise joins DAVIDsTEA with over 25 years of experience working with retail operations and consumer brands in various management, planning and senior merchant roles. Recently, Ms. Grise was President and CEO of Fruits and Passion, a multi-national retailer previously owned by SC Johnson and sold to a division of South Korean conglomerate, LG Corp.  Earlier in her career, Ms. Grise held multiple roles of increasing responsibility, including Senior Vice President in Merchandising and Marketing during her 17-year tenure with LaSenza, a retail division of L Brands.

About DAVIDsTEA Inc.

DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of August 1, 2015, the Company owned and operated 165 DAVIDsTEA stores throughout Canada and the United States. The Company is headquartered in Montréal, Canada.

Investor Contact:

ICR, Inc.

Farah Soi/Rachel Schacter

203-682-8200

investors@davidstea.com